As filed with the Securities and Exchange Commission on January 4, 2007

 Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AFFYMAX, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0579396
(State of Incorporation)	(I.R.S. Employer Identification No.)

Affymax, Inc.

4001 Miranda Avenue

Palo Alto, CA 94304

(650) 812-8700

(Address of principal executive offices)

2001 Stock Option/Stock Issuance Plan

2006 Equity Incentive Plan

2006 Employee Stock Purchase Plan

(Full title of the plans)

Arlene M. Morris

President and Chief Executive Officer

4001 Miranda Avenue

Palo Alto, CA 94304

(650) 812-8700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura A. Berezin, Esq.

Barbara A. Kosacz, Esq.

Glen Y. Sato, Esq.

Cooley Godward Kronish LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306-2155

(650) 843-5000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	1,295,069 shares	(2)	$6.15	(5)	$7,964,674.35	$852.22
Common Stock, par value $0.001 per share	1,919,523 shares	(3)	$32.35	(6)	$62,096,569.05	$6,644.33
Common Stock, par value $0.001 per share	174,391 shares	(4)	$32.35	(6)	$5,641,548.85	$603.65
Total	3,388,983		N/A		$75,702,792.25	$8,100.20

(1)           Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Registrant’s Common Stock.

(2)           Represents 1,295,069 shares of Common Stock reserved for future issuance under the Affymax, Inc. 2001 Stock Option/Stock Issuance Plan (the “2001 Plan”), upon the exercise of outstanding options granted under the 2001 Plan as of December 14, 2006. Upon the effective date of the underwriting agreement for the initial public offering of the Registrant’s Common Stock, as set forth in the Registrant’s Prospectus (the “Prospectus”) filed with the Securities and Exchange Commission on December 15, 2006 (File No. 333-136125), no further option grants will be made under the 2001 Plan.

(3)           Represents 1,250,000 shares of Common Stock initially reserved for grant under the Affymax, Inc. 2006 Equity Incentive Plan (the “2006 EIP”) plus an automatic increase of  669,523 shares effective as of January 1, 2007 pursuant to the terms of the 2006 EIP.

(4)           Represents 100,000 shares of Common Stock reserved for grant under the Affymax, Inc. 2006 Employee Stock Purchase Plan (the “2006 ESPP”) plus an automatic increase of  74,391 shares effective as of January 1, 2007 pursuant to the terms of the 2006 ESPP.

(5)           Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using a weighted average exercise price of approximately $6.15 per share for such options  issued and outstanding under the 2001 Plan.

(6)           Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price are calculated using the average of the high and low prices of Registrant’s Common Stock as reported on the Nasdaq Global Market on January 3, 2007.

PART II

ITEM 3.      INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by Affymax, Inc. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement:

(a)   The Registrant’s prospectus filed on December 15, 2006 pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration statements on Form S-1 (File Nos. 333-136125 and 333-139363), as amended, that contains audited financial statements as of December 31, 2003, 2004 and 2005, the latest fiscal years for which such statements are available.

(b)   The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on December 14, 2006 (File No. 001-33213), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

(c)   All other reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

ITEM 4.     DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL

Not Applicable.

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. The Registrant’s amended and restated certificate of incorporation and amended and restated

bylaws provide for the indemnification of the Registrant’s directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

The Registrant’s bylaws provide that expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by the Registrant upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Registrant.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved, or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

As permitted by the Delaware General Corporation Law, the Registrant has entered into indemnity agreements with each of its directors and executive officers, that require the Registrant to indemnify such persons against any and all expenses including attorneys’ , witness or other professional fees and related disbursements, and other out-of-pocket costs incurred by such director or officer in connection with the investigation, defense or appeal of a proceeding or establishing or enforcing a right to indemnification under the indemnity agreements, Delaware General Corporation Law or otherwise, and amounts paid in settlement by or on behalf of such director or officer, but will not include any judgments, fines or penalties actually levied against such director or officer for such individual’s violations of law.   Proceedings that are covered by the indemnity agreements include any threatened, pending or completed action, suit, arbitration, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding (including an action by or in the Registrant’s right), and whether civil, criminal, administrative or investigative in nature to which such director or officer is, was or at any time will be involved as a party, or is threatened to be made a party, by reason of the fact (i) that such director or officer is or was a director or officer, (ii) that any action taken by such director or officer or of any action on such individual’s part while acting as our director, officer, employee or agent or (iii) that such director or officer is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification, reimbursement, or advancement of expenses may be provided under the indemnity agreements.

Such additional indemnity is not available, however, where with respect to (i) remuneration paid to such director or officer, if it is determined by final judgment that such remuneration was in violation of law (and, in this respect, both the Registrant and such individual have been advised that the Securities and Exchange Commission believes that indemnification for liabilities arising under the federal securities laws is against public policy and is, therefore, unenforceable and that claims for indemnification should be submitted to appropriate courts for adjudication); (ii) a final judgment rendered against such director or officer for an accounting, disgorgement or repayment of profits made from the purchase or sale by such individual of securities of the Registrant against such individual or in connection with a settlement by or on behalf of such individual to the extent it is acknowledged by him or her and the Registrant that such amount paid in settlement resulted from the individual’s conduct from which the individual received monetary personal profit, pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, or other provisions of any federal, state or local statute or rules and regulations thereunder; (iii) a final judgment that such director or officer’s conduct was in bad faith, knowingly fraudulent or deliberately dishonest or constituted willful misconduct (but only to the extent of such specific determination); or (iv) on account of conduct that is established by a final judgment as constituting a breach of such director or officer’s duty of loyalty to the Registrant or resulting in any personal profit or advantage to which such individual is not legally entitled.  Nor do the indemnity agreements provide for additional indemnity with respect to proceedings or claims initiated or brought by such director or officer against the Registrant or its directors, officers, employees or other agents, except with respect to proceedings brought to enforce a right to indemnification under the indemnity agreements or with respect to a proceeding initiated by the director or officer that was either approved by the Registrant’s board of directors or required by applicable law.  The indemnity agreements also do not obligate the Registrant to pay for any amounts paid in settlement of a proceeding effected without the Registrant’s written

consent.   The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving any of the directors or executive officers as to which indemnification is required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

The Registrant has an insurance policy covering its officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8.     EXHIBITS

Exhibit Number

4.1	(1)	Specimen common stock certificate

4.2	(2)	Amended and Restated Certificate of Incorporation, currently in effect

4.3	(3)	Amended and Restated Bylaws, currently in effect

5.1		Opinion of Cooley Godward Kronish LLP

23.1		Consent of Independent Registered Public Accounting Firm

23.2		Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.

24.1		Power of Attorney. Reference is made to the signature page of this Form S-8.

99.1	(4)	2001 Stock Option/Stock Issuance Plan

99.2		2006 Equity Incentive Plan

99.3		2006 Employee Stock Purchase Plan

(1)           Previously filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1, as amended (333-136125), originally filed with the Commission on July 28, 2006, and incorporated by reference herein.

(2)           Previously filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1, as amended (333-136125), originally filed with the Commission on July 28, 2006, and incorporated by reference herein.

(3)           Previously filed as Exhibit 3.5 to the Registrant’s Registration Statement on Form S-1, as amended (333-136125), originally filed with the Commission on August 16, 2006, and incorporated by reference herein.

(4)           Previously filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended (333-136125), originally filed with the Commission on July 28, 2006, and incorporated by reference herein.

ITEM 9.     UNDERTAKINGS

1.                                      The undersigned registrant hereby undertakes:

(a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                              To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)                          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule

                                          424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)                      To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)           That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                              Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)                          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                      The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.                                      The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California, on January 4, 2007.

AFFYMAX, INC.

By:	/s/ Arlene M. Morris
Arlene M. Morris
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints ARLENE M. MORRIS and PAUL B. CLEVELAND, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Arlene M. Morris	President, Chief Executive Officer and	January 4, 2007
Arlene M. Morris	Member of the Board of Directors
(Principal Executive Officer)

/s/ Paul B. Cleveland	Executive Vice President, Corporate	January 4, 2007
Paul B. Cleveland	Development and Chief Financial
Officer (Principal Financial Officer)

/s/ Ali Mahdavi	Vice President, Finance and	January 4, 2007
Ali Mahdavi	Administration (Principal Accounting
Officer)

/s/ John P. Walker	Member of the Board of Directors	January 4, 2007
John P. Walker

/s/ Nicholas G. Galakatos, Ph.D.	Member of the Board of Directors	January 4, 2007
Nicholas G. Galakatos, Ph.D.

/s/ Kathleen LaPorte	Member of the Board of Directors	January 4, 2007
Kathleen LaPorte

Signature	Title	Date

/s/ Elizabeth Czerepak	Member of the Board of Directors	January 4, 2007
Elizabeth Czerepak

/s/ Hironori Hozoji	Member of the Board of Directors	January 4, 2007
Hironori Hozoji

/s/ R. Lee Douglas	Member of the Board of Directors	January 4, 2007
R. Lee Douglas

/s/ Ted W. Love	Member of the Board of Directors	January 4, 2007
Ted W. Love

/s/ Daniel K. Spiegleman	Member of the Board of Directors	January 4, 2007
Daniel K. Spiegelman

EXHIBITS

Exhibit Number

4.1	(1)	Specimen common stock certificate

4.2	(2)	Amended and Restated Certificate of Incorporation, currently in effect

4.3	(3)	Amended and Restated Bylaws, currently in effect

5.1		Opinion of Cooley Godward Kronish LLP

23.1		Consent of Independent Registered Public Accounting Firm

23.2		Consent of Cooley Godward Kronish LLP. Reference is made to Exhibit 5.1.

24.1		Power of Attorney. Reference is made to the signature page of this Form S-8.

99.1	(4)	2001 Stock Option/Stock Issuance Plan

99.2		2006 Equity Incentive Plan

99.3		2006 Employee Stock Purchase Plan

(1)           Previously filed as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1, as amended (333-136125), originally filed with the Commission on July 28, 2006, and incorporated by reference herein.

(2)           Previously filed as Exhibit 3.3 to the Registrant’s Registration Statement on Form S-1, as amended (333-136125), originally filed with the Commission on July 28, 2006, and incorporated by reference herein.

(3)           Previously filed as Exhibit 3.5 to the Registrant’s Registration Statement on Form S-1, as amended (333-136125), originally filed with the Commission on August 16, 2006, and incorporated by reference herein.

(4)           Previously filed as Exhibit 10.2 to the Registrant’s Registration Statement on Form S-1, as amended (333-136125), originally filed with the Commission on July 28, 2006, and incorporated by reference herein.